Exhibit 99(a)

Investor Contact:	Kenneth R. Bowling	Media Contact:	Teresa A. Huffman
	Chief Financial Officer		Vice President, Human Resources
	336-881-5630		336-889-5161

CULP ANNOUNCES RESULTS FOR FOURTH QUARTER AND FISCAL 2015

Company Announces Special Cash Dividend of $0.40 Per Share

HIGH POINT, N.C. (June 18, 2015) ─ Culp, Inc. (NYSE: CFI) today reported financial and operating results for the fourth quarter and fiscal year ended May 3, 2015.

Fiscal 2015 Full Year Highlights

■
Net sales were $310.2 million, up 8.0 percent from fiscal 2014, representing the sixth consecutive year of overall annual sales growth, or a 7.2 percent CAGR over the six-year period, with mattress fabrics segment sales up 11.8 percent, a record year, and upholstery fabrics segment sales up 3.1 percent over the prior year.

■	Pre-tax income was $23.0 million, compared with $19.0 million in fiscal 2014, a 21 percent increase.

■
Adjusted net income (non-GAAP) was $19.4 million, or $1.56 per diluted share, compared with $15.7 million, or $1.26 per diluted share, for the prior year period.  (Adjusted net income is calculated using estimated cash income tax expense.  See the reconciliation to net income on page 6).

■
Net income (GAAP) was $15.1 million, or $1.21 per diluted share, compared with net income of $17.4 million, or $1.41 per diluted share, last year, which included a nonrecurring $5.4 million income tax benefit recorded in the third quarter.

■	Return on capital was 29 percent, compared with 26 percent in fiscal 2014.

■	Free cash flow was $15.1 million, after investing $10.5 million in capital expenditures, compared with free cash flow of $13.8 million in fiscal 2014.

■
The company’s financial position remained strong with cash and cash equivalents and short term investments of $39.7 million and total debt of $2.2 million as of May 3, 2015, or a net cash position of $37.5 million, representing the highest level in the company’s history.  This compares with a net cash position of $30.6 million at the end of fiscal 2014.

Fiscal 2015 Fourth Quarter Highlights

■	Net sales were $78.8 million, up 6.5 percent, with mattress fabric sales up 10.4 percent and upholstery fabric sales up 0.9 percent, compared with the fourth quarter last year.

■	Pre-tax income was $6.7 million, compared with $4.1 million in the fourth quarter of fiscal 2014, a 62 percent increase.

■	Adjusted net income (non-GAAP) was $5.6 million, or $0.45 per diluted share, for the current quarter, compared with $3.4 million, or $0.27 per diluted share, for the prior year period.

■	Net income (GAAP) was $4.9 million, or $0.39 per diluted share, compared with net income of $2.7 million, or $0.22 per diluted share, in the prior year period.

■	The company announced a special cash dividend of $0.40 per share and a quarterly cash dividend of $0.06 per share, both payable in July 2015.

■
The projection for first quarter fiscal 2016 is for overall sales to be in the range of one percent to four percent higher, compared with the previous year’s first quarter.  The first quarter of fiscal 2016 will be a 13-week period compared with 14 weeks in the first quarter of fiscal 2015.  Pre-tax income for the first quarter of fiscal 2016 is expected to be in the range of $5.2 million to $5.7 million.  Pre-tax income for the first quarter of fiscal 2015 was $5.5 million.

■	The company expects fiscal 2016 to be another good year for free cash flow.

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CFI Announces Results for Fourth Quarter and Fiscal 2015

June 18, 2015

Overview

For the fourth quarter ended May 3, 2015, net sales were $78.8 million, a 6.5 percent increase compared with $74.0 million a year ago.  The company reported net income of $4.9 million, or $0.39 per diluted share, for the fourth quarter of fiscal 2015, compared with net income of $2.7 million, or $0.22 per diluted share, for the fourth quarter of fiscal 2014.

Given the volatility in the income tax area during fiscal 2015 and previous years, the company is reporting adjusted net income (non-GAAP), which is calculated using estimated cash income tax expense for its foreign subsidiaries.  (A presentation of adjusted net income and a reconciliation to net income is set forth on page 6).  The company currently does not incur cash income tax expense in the U.S., nor does it expect to for a number of years, due to approximately $32 million in U.S. net operating loss carryforwards as of the end of fiscal 2015.  For the fourth quarter of fiscal 2015, adjusted net income was $5.6 million, or $0.45 per diluted share, compared with $3.4 million, or $0.27 per diluted share, for the fourth quarter of fiscal 2014.  On a pre-tax basis, the company reported income of $6.7 million compared with pre-tax income of $4.1 million for the fourth quarter of fiscal 2014.

Net sales for fiscal 2015 were $310.2 million, up 8.0 percent, compared with net sales of $287.2 million in fiscal 2014.  Net income for fiscal 2015 was $15.1 million, or $1.21 per diluted share, compared with $17.5 million, or $1.41 per diluted share, in fiscal 2014, which included a nonrecurring $5.4 million income tax benefit recorded in the third quarter.  Adjusted net income for fiscal 2015 was $19.4 million, or $1.56 per diluted share, compared with $15.7 million, or $1.26 per diluted share, in fiscal 2014.  On a pre-tax basis, the company reported income of $23.0 million for fiscal 2015, compared with pre-tax income of $19.0 million in fiscal 2014.

Commenting on the results, Frank Saxon, president and chief executive officer of Culp, Inc., said, “Culp delivered another solid performance in fiscal 2015, as we achieved higher annual sales and improved profitability in both businesses.  Notably, this is the sixth consecutive year of overall annual sales growth and a new record year for mattress fabrics sales.  Throughout the year, we have continued to execute our strategy with a focus on design creativity and product innovation, supported by exceptional service.  Together, these efforts have driven our sales performance, both with existing key customers and new customers.  Our ability to sustain excellence in creating innovative fabrics that meet changing customer demands is an important advantage for Culp.  As a result, we have further enhanced our leadership position in both businesses, and we look forward to continued success in the year ahead.

“Importantly, we achieved excellent free cash flow of $15.1 million in fiscal 2015, up from $13.8 million achieved the previous year.  As a result, we are pleased to announce today that our Board of Directors approved a special cash dividend of $0.40 per share, in line with our capital allocation strategy, as well as approved our regular quarterly cash dividend of $0.06 per share.  This action reflects our commitment to delivering value to our shareholders.  At the same time, we have the financial strength to make strategic investments necessary to enhance and expand our production capabilities and take advantage of additional growth opportunities in fiscal 2016,” added Saxon.

Mattress Fabrics Segment

Sales for this segment were $48.2 million for the fourth quarter, up 10.4 percent, compared with sales of $43.7 million in the fourth quarter of fiscal 2014.  For fiscal 2015, mattress fabric sales were $179.7 million, up 11.8 percent, compared with $160.7 million in fiscal 2014.

“Our mattress fabrics business had another strong performance in the fourth quarter, pushing our annual sales to a new record level in fiscal 2015,” said Iv Culp, president of Culp’s mattress fabrics division.  “These results reflect solid execution of the strategic plan that we laid out at the beginning of fiscal 2015, with consistent growth and progress throughout the year.  The fourth quarter results demonstrate the success of this plan as we more fully realized the benefits of our $9.5 million capital investment.

“We are very pleased with our sales growth this year, which has outpaced overall industry growth.  Our focus on design and innovation sets us apart in the mattress fabric marketplace, and we continue to have favorable placements with new product roll-outs to our customers.  Our product mix of mattress fabrics and sewn covers across all price points and style trends has allowed us to execute our vision to deliver a full design package from fabric to finished covers.  Our design team has done an exceptional job, and we have continued to support our design efforts with investments in the latest technologies and software, including an enhanced new website, to leverage our talents and our Culp Home Fashions brand.

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CFI Announces Results for Fourth Quarter and Fiscal 2015

June 18, 2015

“We made notable progress in our operating performance during fiscal 2015, with the most significant improvement evident in the fourth quarter as we neared completion of our expansion project.  In addition to the greater operating efficiencies, we were able to benefit from some lower input costs and fewer weather disruptions than we experienced during the fourth quarter of fiscal 2014.  While we still have some additional  work to complete with new equipment, our capital investments have already met our expectations with added capacity, enhanced finishing capabilities, and better overall efficiency and throughput.  Importantly, we have also created a strategic infrastructure that will support our future growth initiatives, and we will continue to make sound investments to improve our competitive advantage.  We are especially pleased with the year over year evolution of our sewn cover business, which further supports our diversification strategy and enhances our strong value proposition.  We look forward to the opportunities ahead for another strong performance in both mattress fabrics and sewn covers during fiscal 2016,” noted Culp.

Upholstery Fabrics Segment

Sales for this segment were $30.7 million for the fourth quarter, compared with sales of $30.4 million in the fourth quarter of fiscal 2014.  For fiscal 2015, upholstery fabric sales were $130.4 million, up 3.1 percent, compared with $126.5 million in fiscal 2014.

“Overall, we are pleased with the steady growth in sales and improved profitability for upholstery fabrics in fiscal 2015,” noted Boyd Chumbley, executive vice president of Culp’s upholstery fabrics division.  “Notably, this marks the sixth straight year of annual sales improvement.  These results reflect the continued success of our product-driven strategy with a focus on design and innovation.  This strategy has also allowed us to diversify our customer base and target additional end-user markets, including the hospitality market and “lifestyle” retail category.  Additionally, we experienced higher demand for cut and sewn kits in fiscal 2015, which further supported our sales for the year.

“Our global platform provides significant manufacturing flexibility, and we have continued to leverage this capability to meet changing customer demand.  Sales of China produced fabrics accounted for approximately 90 percent of upholstery fabric sales in fiscal 2015, providing a diverse product mix of fabric styles and price points with excellent service and quality.

“Culp has a proven reputation as an industry leader known for innovative products and creative fabric designs,” added Chumbley.  “Our ability to keep pace with current style trends is a critical advantage for our customers, and we are encouraged by our favorable showing at the recent April furniture market with significant new placements.  We believe Culp is well positioned for sustained growth in upholstery fabrics, especially as the overall economy improves with a more stable U.S. housing market and higher consumer spending for home furnishings.”

Balance Sheet and Free Cash Flow

“We are pleased to end fiscal 2015 with a strong financial position,” added Ken Bowling, chief financial officer of Culp, Inc.  “The company generated $15.1 million in free cash flow in fiscal 2015, after investing $10.5 million in capital expenditures.  The $15.1 million is above last year’s free cash flow of $13.8 million.  Both our businesses did an outstanding job in managing working capital, which contributed to the strong free cash flow this fiscal year.  During fiscal 2015, we used the free cash flow to build our net cash position by approximately $7.0 million and to return $8.3 million of cash to shareholders through dividends and share repurchases.  Looking ahead to fiscal 2016, we expect another good year of free cash flow, with capital expenditures projected to be $7.5 million to $9.0 million and modest growth in working capital.

As of May 3, 2015, we reported $39.7 million in cash and cash equivalents and short-term investments.  Total debt at the end of fiscal 2015 was $2.2 million, which represents the final installment on our term loan due August 2015.  Notably, our net cash position, or cash minus total debt, was $37.5 million at the end of the year, the highest net cash level in Culp’s history.”

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CFI Announces Results for Fourth Quarter and Fiscal 2015

June 18, 2015

Dividends and Share Repurchases

Consistent with its capital allocation strategy, the company announced that its Board of Directors has approved the payment of a special cash dividend of $0.40 per share. In addition, the Board approved the payment of the company’s quarterly cash dividend of $0.06 per share.  Both of these payments will be made on July 15, 2015, to shareholders of record as of July 1, 2015.  Future dividend payments are subject to Board approval and may be adjusted at the Board’s discretion as business needs or market conditions change.

For fiscal 2015, the company purchased 43,014 shares of Culp common stock for $745,000, all of which were purchased in the first and second quarters, pursuant to the $5.0 million share repurchase program authorized by the Board of Directors in February 2014.  This leaves $4.3 million available for additional share repurchases.

Since June 2011, and including the special and regular dividends to be paid in July, the company will have returned approximately $35 million to shareholders in the form of regular quarterly and special dividends and share repurchases.

Saxon said, “We are pleased that our strong financial performance and solid cash flow for fiscal 2015 have provided an opportunity to pay another special dividend, our third in three years.  This action reflects our confidence in Culp’s future and our commitment to generating value for our shareholders.”

Outlook

Commenting on the outlook for the first quarter of fiscal 2016, Saxon remarked, “At this time, we expect overall sales to be up one percent to four percent as compared with the first quarter of fiscal 2015.  The first quarter of fiscal 2016 will have one less week than the first quarter of the prior year, or 13 weeks compared with 14 weeks.

“We expect first quarter sales in our mattress fabrics business to be up four percent to eight percent as compared with the same period a year ago.  Operating income and margins in this segment are expected to be moderately higher, compared with the same period a year ago.

“In our upholstery fabrics business, we expect first quarter sales to be slightly lower compared with the first quarter of fiscal 2015.  We believe the upholstery fabrics segment’s operating income and margins will be flat when compared with the same quarter of last year.

“Considering these factors, the company expects to report pre-tax income for the first fiscal quarter of 2016 in the range of $5.2 million to $5.7 million.  Pre-tax income for last year’s first quarter was $5.5 million.

“Based on our current budget, capital expenditures for fiscal 2016 are expected to be approximately $7.5 million to $9.0 million, primarily related to our mattress fabrics business.  Additionally, the company expects another good year of free cash flow, even after a higher than normal level of capital expenditures and modest growth in working capital.”

In closing, Saxon remarked, “We are pleased with Culp’s performance in fiscal 2015 and our ability to execute our strategy and enhance our leadership position in a global marketplace.  Our consistent top-line growth reflects our ability to leverage our outstanding design capabilities and deliver a wide range of innovative fabrics that keep pace with customer demand and style trends.  We are well positioned to support our continued growth in both businesses with our flexible and scalable global manufacturing platform, backed by excellent customer service.  At the same time, we have maintained a solid financial position and generated strong free cash flow, allowing us to reward our shareholders with significant dividend payments and share repurchases.  Above all, we are committed to outstanding performance for our customers as a financially stable and trusted source for innovative fabrics.  We are excited about the opportunities before us as we look ahead to fiscal 2016 and beyond.”

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CFI Announces Results for Fourth Quarter and Fiscal 2015

June 18, 2015

About the Company

Culp, Inc. is one of the world's largest marketers of mattress fabrics for bedding and upholstery fabrics for residential and commercial furniture.  The company markets a variety of fabrics to its global customer base of leading bedding and furniture companies, including fabrics produced at Culp’s manufacturing facilities and fabrics sourced through other suppliers.  Culp has operations located in the United States, Canada and China.

This release contains “forward-looking statements” within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 27A of the Securities and Exchange Act of 1934).  Such statements are inherently subject to risks and uncertainties.  Further, forward looking statements are intended to speak only as of the date on which they are made, and we disclaim any duty to update such statements.  Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact.  Such statements are often but not always characterized by qualifying words such as “expect,” “believe,” “estimate,” “plan” and “project” and their derivatives, and include but are not limited to statements about expectations for our future operations, production levels, sales, profit margins, profitability, operating income, capital expenditures, income taxes, SG&A or other expenses, pre-tax income, earnings, cash flow, and other performance measures, as well as any statements regarding future economic or industry trends or future developments. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions.  Decreases in these economic indicators could have a negative effect on our business and prospects.  Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect us adversely. Changes in consumer tastes or preferences toward products not produced by us could erode demand for our products. Changes in the value of the U.S. dollar versus other currencies could affect our financial results because a significant portion of our operations are located outside the United States. Strengthening of the U.S. dollar against other currencies could make our products less competitive on the basis of price in markets outside the United States, and strengthening of currencies in Canada and China can have a negative impact on our sales of products produced in those places. Also, economic and political instability in international areas could affect our operations or sources of goods in those areas, as well as demand for our products in international markets. Further information about these factors, as well as other factors that could affect our future operations or financial results and the matters discussed in forward-looking statements, is included in Item 1A “Risk Factors” in our Form 10-K filed with the Securities and Exchange Commission on July 11, 2014 for the fiscal year ended April 27, 2014.  In addition, please note that the company is not responsible for changes made to this release by wire services, internet services, or other media.

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CFI Announces Results for Fourth Quarter and Fiscal 2015

June 18, 2015

CULP, INC.
Condensed Financial Highlights
(Unaudited)

	Three Months Ended		Fiscal Year Ended
	May 3,	April 27,	May 3,	April 27,
	2015	2014	2015	2014

Net sales	$78,846,000	$74,043,000	$310,166,000	$287,162,000
Income before income taxes	$6,685,000	$4,120,000	$22,956,000	$19,043,000
Net income	$4,913,000	$2,740,000	$15,071,000	$17,447,000
Net income per share:
Basic	$0.40	$0.22	$1.23	$1.43
Diluted	$0.39	$0.22	$1.21	$1.41

Adjusted net income	$5,635,000	$3,395,000	$19,352,000	$15,691,000
Adjusted net income per share
Basic	$0.46	$0.28	$1.58	$1.29
Diluted	$0.45	$0.27	$1.56	$1.26

Average shares outstanding:
Basic	12,219,000	12,188,000	12,217,000	12,177,000
Diluted	12,440,000	12,413,000	12,422,000	12,414,000

Presentation of Adjusted Net Income and Adjusted Income Taxes (1)

	Three Months Ended		Fiscal Year Ended
	May 3,	April 27,	May 3,	April 27,
	2015	2014	2015	2014
Income before income taxes	$6,685,000	$4,120,000	$22,956,000	$19,043,000
Adjusted income taxes (2)	$1,050,000	$725,000	$3,604,000	$3,352,000
Adjusted net income	$5,635,000	$3,395,000	$19,352,000	$15,691,000

(1)
Culp, Inc. currently does not incur cash income tax expense in the U.S. due to its $32.2 million in net operating loss carryforwards.  Adjusted net income is calculated using only estimated cash income tax expense for the company’s subsidiaries in Canada and China.

(2)
Represents estimated cash income tax expense for the company’s subsidiaries in Canada and China, calculated with a consolidated adjusted effective income tax rate of 15.7% for fiscal 2015 and 17.6% for fiscal 2014.

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CFI Announces Results for Fourth Quarter and Fiscal 2015

June 18, 2015

Consolidated Adjusted Effective Income Tax Rate, Net Income and Earnings Per Share
For the Twelve Months Ended May 3, 2015, and April 27, 2014
(Unaudited)
(Amounts in Thousands)

	TWELVE MONTHS ENDED

	Amounts
	May 3,	April 27,
	2015	2014

Consolidated Effective GAAP Income Tax Rate (1)	34.3%	8.4%

Undistributed Earnings From Foreign Subsidiaries	(3.0)%	26.3%

Non-Cash U.S. Income Tax Expense	(15.2)%	(17.1)%

Non-Cash Foreign Income Tax Expense	(0.4)%	-

Consolidated Adjusted Effective Income Tax Rate (2)	15.7%	17.6%

	THREE MONTHS ENDED
	As reported		May 3, 2015	As reported		April 27, 2014
	May 3,		Proforma Net	April 27,		Proforma Net
	2015	Adjustments	of Adjustments	2014	Adjustments	of Adjustments

Income before income taxes	$6,685	$-	$6,685	$4,120	-	$4,120

Income taxes (3)	1,772	$(722)	1,050	1,380	$(655)	725
Net income	$4,913	$722	$5,635	$2,740	$655	$3,395

Net income per share-basic	$0.40	$0.06	$0.46	$0.22	$0.05	$0.28
Net income per share-diluted	$0.39	$0.06	$0.45	$0.22	$0.05	$0.27
Average shares outstanding-basic	12,219	12,219	12,219	12,188	12,188	12,188
Average shares outstanding-diluted	12,440	12,440	12,440	12,413	12,413	12,413

	TWELVE MONTHS ENDED
	As reported		May 3, 2015	As reported		April 27, 2014
	May 3,		Proforma Net	April 27,		Proforma Net
	2015	Adjustments	of Adjustments	2014	Adjustments	of Adjustments

Income before income taxes	$22,956	$-	$22,956	$19,043	$-	$19,043

Income taxes (3)	7,885	$(4,281)	3,604	1,596	$1,756	3,352
Net income	$15,071	$4,281	$19,352	$17,447	$(1,756)	$15,691

Net income per share-basic	$1.23	$0.35	$1.58	$1.43	$(0.14)	$1.29
Net income per share-diluted	$1.21	$0.34	$1.56	$1.41	$(0.14)	$1.26
Average shares outstanding-basic	12,217	12,217	12,217	12,177	12,177	12,177
Average shares outstanding-diluted	12,422	12,422	12,422	12,414	12,414	12,414

(1) Calculated by dividing consolidated income tax expense by consolidated income before income taxes.
(2) Represents estimated cash income tax expense for our subsidiaries located in Canada and China divided by consolidated income before income taxes.
(3) Proforma income taxes calculated using the Consolidated Adjusted Effective Income Tax Rate as reflected above.

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CFI Announces Results for Fourth Quarter and Fiscal 2015

June 18, 2015
Reconciliation of Free Cash Flow
For the Twelve Months Ended May 3, 2015, and April 27, 2014
(Unaudited)
(Amounts in thousands)

	FY 2015	FY 2014
Net cash provided by operating activities	$26,111	$20,219
Minus: Capital Expenditures	(10,461)	(5,258)
Add: Proceeds from the sale of equipment	727	407
Add: Proceeds from life insurance policies	320	-
Minus: Payments on life insurance policies	(18)	(30)
Minus: Purchase of long-term investments	(1,650)	(765)
Add: Excess tax benefit related to stock-based compensation	109	143
Effect of exchange rate changes on cash and cash equivalents	(21)	(875)
Free Cash Flow	$15,117	$13,841

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CFI Announces Results for Fourth Quarter and Fiscal 2015

June 18, 2015
Reconciliation of Return on Capital
For the Twelve Months Ended May 3, 2015, and April 27, 2014
(Unaudited)
(Amounts in thousands)

	Twelve Months Ended		Twelve Months Ended
	May 3, 2015		April 27, 2014

Consolidated Income from Operations	$22,789		$20,249
Average Capital Employed (2)	77,888		77,159

Return on Average Capital Employed (1)	29.3%		26.2%

Average Capital Employed

	May 3, 2015	February 1, 2015	November 2, 2014	August 3, 2014	April 27, 2014

Total assets	$171,368	$167,815	$156,662	$154,212	$160,935
Total liabilities	(51,941)	(52,843)	(44,988)	(45,065)	(49,191)

Subtotal	$119,427	$114,972	$111,674	$109,147	$111,744
Less:
Cash and cash equivalents	(29,725)	(28,772)	(28,953)	(24,665)	(29,303)
Short-term investments	(10,004)	(8,384)	(6,318)	(6,311)	(6,294)
Long-term investments	(2,415)	(2,063)	(1,911)	(1,749)	(765)
Income taxes receivable	(229)	(104)	-	(136)	(121)
Deferred income taxes - current	(4,790)	(6,995)	(6,191)	(6,203)	(6,230)
Deferred income taxes - non-current	(447)	(482)	(508)	(973)	(2,040)
Current maturities of long-term debt	2,200	2,200	2,200	2,200	2,200
Line of credit	-	-	-	569	586
Income taxes payable - current	325	325	268	387	442
Income taxes payable - long-term	3,792	3,630	3,980	4,037	3,962
Deferred income taxes - non-current	1,050	3,384	1,395	1,013	1,013
Long-term debt, less current maturities	-	-	-	2,200	2,200

Total Capital Employed	$79,184	$77,711	$75,636	$79,516	$77,394

Average Capital Employed (2)	$77,888

	April 27, 2014	January 26, 2014	October 27, 2013	July 28, 2013	April 28, 2013

Total assets	$160,935	$156,678	$156,242	$151,101	$144,706
Total liabilities	(49,191)	(47,235)	(54,727)	(52,516)	(49,123)

Subtotal	$111,744	$109,443	$101,515	$98,585	$95,583
Less:
Cash and cash equivalents	(29,303)	(23,293)	(24,267)	(21,423)	(23,530)
Short-term investments	(6,294)	(7,077)	(6,220)	(6,174)	(5,286)
Long-term investments	(765)	-	-	-	-
Income taxes receivable	(121)	-	-	(292)	(318)
Deferred income taxes - current	(6,230)	(7,503)	(7,745)	(7,747)	(7,709)
Deferred income taxes - non-current	(2,040)	(1,227)	(661)	(651)	(753)
Current maturities of long-term debt	2,200	2,200	2,200	2,200	2,200
Line of credit	586	573	585	560	561
Income taxes payable - current	442	130	304	320	285
Income taxes payable - long-term	3,962	3,953	4,141	4,176	4,191
Deferred income taxes - non-current	1,013	945	5,016	4,335	3,075
Long-term debt, less current maturities	2,200	2,200	2,200	4,400	4,400

Total Capital Employed	$77,394	$80,344	$77,068	$78,289	$72,699

Average Capital Employed (2)	$77,159

Notes:

(1) Return on average capital employed represents operating income for fiscal 2015 or 2014 divided by average capital employed.
Average capital employed does not include cash and cash equivalents, short-term investments, long-term investments, long-term debt, including current maturities, line of credit, current and noncurrent deferred tax assets and liabilities, and income taxes receivable and payable.

(2) Average capital employed for fiscal 2015 was computed using five quarterly periods ending May 3, 2015, February 1, 2015, November 2, 2014, August 3, 2014 and April 27, 2014.
Average capital employed used for fiscal 2014 was computed using five quarterly periods ending April 27, 2014, January 26, 2014, October 27, 2013, July 28, 2013 and April 28, 2013.

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